UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2009

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 (b), (c)           On February 9, 2009, Ted R. French, the Executive Vice President and Chief Financial Officer of Textron Inc. (“Textron”), terminated employment with Textron.  The Board of Directors of Textron has appointed Richard Yates, Textron’s Senior Vice President and Corporate Controller, as acting Chief Financial Officer, effective immediately, until such time as a permanent successor is named.  Mr. Yates will also continue in his role as Corporate Controller of Textron during this transition.

Textron Financial Corporation (“TFC”), Textron’s finance subsidiary, which had been reporting to Mr. French, who had served as chairman and CEO of TFC, will now report directly to Textron President and Chief Operating Officer, Scott C. Donnelly.  In addition, Warren R. Lyons will be named president and CEO of TFC to replace Buell “Jay” Carter, president and chief operating officer of TFC, who is retiring on March 6, 2009 after 19 years of service to the company.

Mr. Yates, 58, has been Textron’s Corporate Controller since 1995, overseeing external and internal accounting, financial reporting, and financial planning and analysis. He has also been a Senior Vice President since 2004 and a Vice President since joining Textron in 1995.  Prior to that, he was the Executive Vice President, Chief Financial Officer and Treasurer of Paul Revere Insurance Group, a publicly traded company and former subsidiary of Textron.  Mr. Yates will also receive, on February 27, 2009, a one-time grant of cash-settled restricted stock units valued at $500,000 which will vest in equal installments over the next three years.

Mr. Lyons, most recently an independent financial services consultant, managed several segments of Textron’s financial services units from 1985 – 1999. He was a member of the Textron Operating Committee and also served as the chairman and president of AVCO Financial Services, a major subsidiary of Textron which produced approximately 25% of Textron’s revenues and profits at the time.  Mr. Lyons led the sale of AVCO Financial Services in 1998.

In connection with his termination of employment, Mr. French will receive only the benefits provided for upon termination for “Good Reason” as provided under his existing employment agreement (filed as Exhibit 10.2 to Textron’s Current Report on Form 8-K filed on February 28, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: February 13, 2009	By:	/s/ Terrence O’Donnell
Terrence O’Donnell
Executive Vice President and General Counsel